EXHIBIT 99.1

With Over 9.5 Million Registered Users, Viggle Expects Fiscal 2015 Revenue to Increase More Than 40% Year-Over-Year to $25.6 Million

Adjusted EBITDA for Fourth Quarter Expected to Improve 25%

NEW YORK - July 23, 2015 - Viggle Inc. (Nasdaq:VGGL) expects its fiscal 2015 full-year revenue for the period ended June 30, 2015 will be approximately $25.6 million, and approximately $6.9 million for the fiscal fourth quarter, representing a 42% and 30% increase over the prior year and quarter, respectively. The company also expects to report an Adjusted EBITDA loss for fiscal 2015 of approximately $29.6 million, and approximately $6.2 million for the fiscal fourth quarter. The company expects to report full-year financial results no later than September 28, 2015.

John Small, Chief Financial Officer of Viggle, said, “Increased advertising on the Viggle app led to our substantial growth in revenue this quarter. Our aggressive and consistent marketing efforts over the past year helped to drive those advertising revenues to the current levels. Adjusted EBITDA for the quarter improved year-over-year, but decreased for the full year because of those increased marketing expenses.”

Key metrics for the fiscal fourth quarter ended June 30, 2015 were:

•	Average monthly total reach for F4Q 2015 was 23.6 million, compared with 17.7 million in the year-ago quarter, a 33% increase, and 25.7 million for the quarter ended March 31, 2015.

•	Average active reach in the quarter was 10.2 million compared with 6.4 million for F4Q 2014, an increase of 60%, and compared with 10.6 million in F3Q 2015.

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Almost 600,000 new users registered on the Viggle platform, bringing net registered users to more than 9.5 million, compared with 5.4 million net registered users as of the end of the year-ago fourth quarter, an increase of 78 percent.

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As of June 30, 2015, Viggle users have cumulatively checked into more than 504 million TV programs and matched more than 188 million songs using the Viggle Music service. Overall, users’ average time in the Viggle app has been nearly 65 minutes per session.

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As of June 30, 2015, users have cumulatively redeemed more than 64 billion points for approximately 5 million rewards, an average of 12,940 points per reward redemption. The total retail value of rewards redeemed through June 30, 2015 is approximately $26 million.

Non-GAAP Adjusted Rewards Costs and Adjusted EBITDA

The Company provides a non-GAAP measure for adjusted rewards costs as an alternative view of the Company’s cost of providing rewards to its users. The Company reports rewards costs in its Consolidated Statement of Operations in both cost of watchpoints and engagement points and in selling, general and administrative expenses. Management believes that a useful financial measure for investors is to provide to them the amount of cash the Company has actually paid to provide rewards to its users. Therefore, the Company adjusts cost of watchpoints and engagement points as reported, which represents the cost of points earned by users during the period, to the cost of actual rewards redeemed by users during the period. Selling, general and administrative expenses as reported are likewise adjusted as certain point costs are classified as marketing. The Company also presents Adjusted EBITDA. Adjusted EBITDA is a non-GAAP measure that represents operating loss (as reported) plus depreciation and amortization, stock based compensation and adjustment to rewards costs. Management believes these non-GAAP measures enhance investors’ understanding of the Company’s financial performance. The information on adjusted rewards costs and Adjusted EBITDA should be considered in addition to, but not in lieu of operating income prepared in accordance with generally accepted accounting principles in the United States (GAAP). Since adjusted reward costs and Adjusted EBITDA are not measures determined in accordance with GAAP, they have no standardized meaning prescribed by GAAP and therefore, may not be comparable to the calculation of similar measures of other companies. A reconciliation between GAAP financial measures and non-GAAP financial measures is as follows.

Reconciliation of rewards cost to adjusted rewards cost and selling, general and administrative expenses to adjusted selling, general and administrative expenses (amounts in thousands)
	Quarter Ended June 30, 2015	Quarter Ended June 30, 2014	12 Months Ended June 30, 2015	12 Months Ended June 30, 2014
Cost of watchpoints and engagement points as reported	$(2,626)	$(801)	$(9,574)	$(2,310)
Adjustment to cost of watchpoints and engagement points	358	(273)	3,090	(2,594)
Adjusted cost of watchpoints and engagement points	(2,268)	(1,074)	(6,484)	(4,904)

Selling, general and administrative expenses as reported	(19,989)	(21,853)	(90,704)	(81,534)
Adjustment to selling, general and administrative expenses	2,328	(31)	3,501	(283)
Adjusted selling, general and administrative expenses	$(17,661)	$(21,884)	$(87,203)	$(81,817)

Reconciliation of operating loss to Adjusted EBITDA (amounts in thousands)
	Quarter Ended June 30, 2015	Quarter Ended June 30, 2014	12 Months Ended June 30, 2015	12 Months Ended June 30, 2014
Revenue	$6,899	$5,308	$25,584	$17,985

Operating loss as reported	(15,716)	(16,444)	$(74,694)	(65,859)
Add:
Stock compensation costs	5,345	6,862	32,439	36,704
Adjustment to cost of watchpoints and engagement points	358	(273)	3,090	(2,594)
Adjustment to Selling, general and administrative expenses	2,328	(420)	3,501	(1,459)
Depreciation and amortization costs	1,482	1,851	6,040	5,894
Adjusted EBITDA *	$(6,203)	$(8,424)	$(29,624)	$(27,314)
* Adjusted EBITA is a non-GAAP measure, but shown above it represents operating loss plus depreciation and amortization, stock based compensation, interest (expense) income, net, certain one-time selling, general and administrative costs, and adjustment to rewards costs

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

About Viggle

Viggle is an entertainment marketing and rewards platform whose app rewards its members for watching TV shows and discovering new music. The Viggle Platform had an average monthly total reach of 23.6 million for the three months ended June 30, 2015, including nearly 10 million Viggle registered users. Since its launch, Viggle members have redeemed over $26 million in rewards for watching their favorite TV programs and listening to music. Members can use Viggle’s store, accessible through the Viggle app or on Viggle.com, to redeem their Viggle Points for TV show, movie, and music downloads. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online; NextGuide, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies; and Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.viggle.com or follow us on Twitter @Viggle.

Contact:

For Viggle:
Investors:
John C. Small, 1-646-738-3220
CFO
john@viggle.com
or
Media Relations:
Dian Griesel International
Laura Radocaj, 212-825-3210
lradocaj@dgicomm.com

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